Exhibit 10.2a

SECOND AMENDMENT TO THE SHAREHOLDER AGREEMENT

This Second Amendment to the Shareholder Agreement is made and entered into on this 26 day of June, 2017, by and between Weyco Group, Inc. (Weyco) and Seraneuse Pty Ltd (Venner).

WHEREAS, the parties wish to amend the Dividend Policy in the Shareholder Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Section 13.5 is hereby amended:

Effective 01/01/2017, the annual dividend for a given calendar year shall be limited to 50% of net profits after taxation of such year, excluding unrealized foreign exchanges gains (losses). Dividends will be paid out annually, no earlier than February 28th and no later than March 31st of each year, relating to the previous year’s earnings, provided that:

Florsheim Australia is current on all royalty and interest payments to Weyco Group, Inc.; and

The loan between Florsheim Australia and Weyco Group, Inc. does not exceed $4.0 million U.S. dollars as of the date the dividend is paid.

Dividends shall be calculated in the same manner as the example dividend calculation attached hereto in EXHIBIT A.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Shareholder Agreement, to be effective as of the date first written above.

By:	/s/ John Wittkowske
Weyco Group, Inc.

By:	/s/ David Venner
Seraneuse Pty Ltd

EXHIBIT A

EXAMPLE DIVIDEND CALCULATION

2016	FAL	FAPL	FSA	GROUP

Net Profit / (Loss) After Taxation				1,545,977

Unrealized FX Gain/(Loss)	615,204	-	124,967
Statutory Tax Rate	30%	15%	28%
Unrealized FX Gain/(Loss) after Tax	430,643	-	89,976	520,619

Adjusted Net Profit / (Loss) After Taxation				1,025,358

Dividend Rate				50%

Dividend				512,679